REPORT OF INDEPENDENT ACCOUNTANTS


To  the  Board  of  Directors  of  Scudder  International  Fund,  Inc.  and  the
   Shareholder of Scudder International Growth and Income Fund:

We have audited the accompanying statement of assets and liabilities of Scudder International Growth and Income Fund as of May 23, 1997. This financial statement is the responsibility of the Fund's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We have conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statement provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Scudder International Growth and Income Fund as of May 23, 1997 in conformity with generally accepted accounting principles.



Boston, Massachusetts                         COOPERS & LYBRAND L.L.P.
May 27, 1997